Exhibit 99.1

Greg Seibly Named President and Chief Executive Officer of the Federal Home Loan Bank of San Francisco

SAN FRANCISCO - April 27, 2016 - Today the Federal Home Loan Bank of San Francisco announced that its board of directors has named Greg Seibly as President and Chief Executive Officer, effective May 12, 2016. He will succeed current President and Chief Executive Officer Dean Schultz, who previously announced his retirement.

Seibly has served as the President of Consumer Banking at Umpqua Bank since its April 2014 merger with Sterling Financial Corporation (Sterling). From October 2009 to April 2014 he served as the President and Chief Executive Officer of Sterling and was also a member of the board of directors. Before joining Sterling in 2007, he was President of U.S. Bank-California. Seibly has also held executive-level positions in commercial banking at Wells Fargo Bank and in healthcare finance at Bank of America.

“We are extremely pleased and proud to have a proven banker and executive lead the Federal Home Loan Bank of San Francisco,” said Tad Lowrey, Chairman of the Bank’s board of directors. “Greg has a long history of outstanding achievements and is well known to many of our members. His skill set and leadership style are an excellent fit for our Bank as we continue to serve our members, improve the customer experience, and develop new product offerings. Greg is intimately familiar with the challenges and opportunities facing our members and will bring a fresh set of eyes to these challenges.”

“I am honored to have been chosen to lead the Federal Home Loan Bank of San Francisco, an organization that creates a positive impact on communities throughout Arizona, California, Nevada, and the other regions served by the Bank’s members,” said Seibly. “The key priorities of the Bank--providing liquidity and support services to members, increasing the access to and options available in housing finance, and helping families and individuals of all income levels to obtain quality housing and realize their dream of homeownership--are all essential to building healthy communities. I look forward to working with the board of directors, the management team, and all of the talented employees at the Bank to further enhance our support of these critical initiatives."

Dean Schultz’s previously announced retirement will become effective May 31, 2016. He has served as President and Chief Executive Officer of the Bank since April 1991. Prior to that, Schultz was Executive Vice President of the Federal Home Loan Bank of New York, where he had also served as Senior Vice President and General Counsel. From May 12 to May 31, 2016, he will support the leadership transition at the Bank as a non-executive employee.

“On behalf of the board of directors, I would like to express my appreciation for Dean’s leadership over the last 25 years, as he led the Bank through the transformations brought about by legislation, a changing marketplace, and the financial crisis of 2007-2008 and subsequent recession,” said Lowrey. “Under his guidance, the Bank welcomed a variety of new member types, introduced new credit and loan purchase products and community programs, and contributed over $900 million in Affordable Housing Program grants to help meet the housing needs of lower-income households.”

“I’ve enjoyed the adventure of leading the Bank in extraordinary times, during which the entire Federal Home Loan Bank System reinvented itself in response to external forces and events,” said Schultz. “I have had the privilege of working with terrific people to achieve strong results despite external conditions. I want to thank the board of directors and staff for the support they have shown me over the years, and I wish them great success as they continue to tackle the critical challenge of creating opportunity in our communities.”

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank’s members are headquartered in

Arizona, California, and Nevada and include commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions.

Contact:
Amy Stewart
stewarta@fhlbsf.com
415-616-2605